Exhibit 12.1

First Guaranty Bancshares, Inc.
Computation of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends

		Years Ended December 31,
(Dollars in thousands)	Nine Months Ended September 30, 2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges:
Including Interest Paid on Deposits:
Earnings before income taxes	$14,076	$21,257	$21,468	$16,716	$13,723	$17,920
Combined fixed charges:
Interest expense on deposits	9,128	8,667	8,442	9,061	10,985	12,998
Interest expense on borrowed funds	1,143	1,473	166	141	149	122
Total fixed charges	$10,271	$10,140	$8,608	$9,202	$11,134	$13,120
Earnings before income taxes and fixed charges	$24,347	$31,397	$30,076	$25,918	$24,857	$31,040
Ratio of earnings to fixed charges	2.37	3.10	3.49	2.82	2.23	2.37

Excluding Interest Paid on Deposits:
Earnings before income taxes	$14,076	$21,257	$21,468	$16,716	$13,723	$17,920
Combined fixed charges:
Interest expense on borrowed funds	1,143	1,473	166	141	149	122
Total fixed charges	$1,143	$1,473	$166	$141	$149	$122
Earnings before income taxes and fixed charges	$15,219	$22,730	$21,634	$16,857	$13,872	$18,042
Ratio of earnings to fixed charges excluding deposit interest	13.31	15.43	130.33	119.55	93.10	147.89

Earnings to Fixed Charges & Preferred Stock:
Including Interest Paid on Deposits:
Earnings before income taxes	$14,076	$21,257	$21,468	$16,716	$13,723	$17,920
Combined fixed charges:
Interest expense on deposits	9,128	8,667	8,442	9,061	10,985	12,998
Interest expense on borrowed funds	1,143	1,473	166	141	149	122
Preferred Stock Dividends	-	-	591	606	1,097	3,034
Total fixed charges	$10,271	$10,140	$9,199	$9,808	$12,231	$16,154
Earnings before income taxes and fixed charges	$24,347	$31,397	$30,076	$25,918	$24,857	$31,040
Ratio of earnings to fixed charges	2.37	3.10	3.27	2.64	2.03	1.92

Excluding Interest Paid on Deposits:
Earnings before income taxes	$14,076	$21,257	$21,468	$16,716	$13,723	$17,920
Combined fixed charges:
Interest expense on borrowed funds	1,143	1,473	166	141	149	122
Preferred Stock Dividends	-	-	591	606	1,097	3,034
Total fixed charges	$1,143	$1,473	$757	$747	$1,246	$3,156
Earnings before income taxes and fixed charges	$15,219	$22,730	$21,634	$16,857	$13,872	$18,042
Ratio of earnings to fixed charges excluding deposit interest	13.31	15.43	28.59	22.56	11.13	5.72